UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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RIGGS NATIONAL CORPORATION

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Filed by: Riggs National Corporation
Pursuant to Rule 14a-12
under the Securities Exchange Act of 1934
Subject Company: Riggs National Corporation
Commission File No. 0-9756

On the afternoon of August 9, 2004, Riggs National Corporation issued the following press release.

Contacts:
For immediate release	Mark Hendrix (Media Relations) (202) 835-5162 Steve Tamburo (Investor Relations) (202) 835-4478

RIGGS REPORTS 2004 SECOND QUARTER RESULTS

WASHINGTON, D.C., August 9, 2004 – Riggs National Corporation (NASDAQ: RIGS) today reported results for the quarter ended June 30, 2004. The Company’s net loss from continuing operations during the quarter was $31.3 million, or $1.07 per share, compared to income from continuing operations of $6.3 million, or $0.22 per diluted share, in the comparable quarter of 2003. The Company’s net loss for the quarter ended June 30, 2004, which includes both continuing and discontinued operations, was $34.4 million, or $1.18 per share, compared to net income of $1.8 million, or $0.06 per diluted share, in the quarter ended June 30, 2003.

Riggs’ results from continuing operations during the second quarter of 2004 were adversely affected by approximately $42.4 million in unusual expenses, including the previously disclosed $25.0 million civil monetary penalty by banking regulators for various Bank Secrecy Act (BSA) related matters, with which no tax benefit is associated; approximately $7.2 million of incremental costs primarily related to the Company’s BSA compliance efforts; and approximately $10.2 million related to the implementation of the Company’s previously announced efforts to exit or sell most of its international banking businesses, of which approximately $7.9 million is included in the loss from continuing operations and the remaining $2.3 million is included in the loss from discontinued operations. As previously announced, the Company is attempting to sell its London and Channel Island operations. If a buyer cannot be found, the Company may incur additional cost to wind down these businesses. The Company estimates these additional costs could amount to between $8.0 million and $11.0 million.

For the six months ended June 30, 2004, the Company reported a loss from continuing operations of $26.9 million, or $0.93 per share, and a net loss of $30.5 million, or $1.05 per share. During the comparable period of 2003, Riggs recorded income from continuing operations of $12.1 million and net income of $7.7 million or $0.42 and $0.27 per diluted share, respectively.

Net Interest Income

Net interest income for continuing operations in the second quarter of 2004 was $39.3 million compared to $44.2 million for continuing operations in the same quarter in 2003. Net interest income for continuing operations in the six months ended June 30, 2004 was $78.4 million compared to $90.8 million for continuing operations in the prior

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Page Two – Riggs Second Quarter 2004 Results

comparable period in 2003. Because of its favorable loan quality, the Company did not record a loan loss provision in the three and six months ended June 30, 2004. During the comparable periods of 2003, the Company recorded loan loss provisions of $815 thousand and $2.2 million, respectively. As a result, net interest income after the provision for loan loss was $43.4 million for the three months ended June 30, 2003, and $88.6 million for the six month period then ended.

In accordance with an accounting interpretation adopted on October 1, 2003, Riggs deconsolidated two entities that have issued its trust preferred securities and began accounting for its securities as long-term. As a result of this change, net interest income was adversely impacted by $3.5 million and $7.5 million for the three and six-month periods ended June 30, 2004, respectively, compared to the comparable periods of 2003. This change does not impact reported net income. The Company has reconsolidated one of the entities that issued its trust preferred securities as long-term debt.

As previously disclosed, in the third quarter of 2003, the United States Department of the Treasury changed the methodology by which it compensates financial agent banks. Under the prior compensation methodology, Riggs was compensated by interest earned on Department of the Treasury deposit balances, which was reflected in net interest income. In the new methodology, Riggs receives fees for its services, which is reflected in non-interest income. As a result of this change, net interest income was adversely impacted by approximately $2.0 million and $4.4 million for the three and six months ended June 30, 2004, respectively, compared to the comparable periods of 2003.

Non-interest Income

Non-interest income for continuing operations in the second quarter of 2004 totaled $25.7 million compared with $29.2 million for continuing operations in the second quarter of 2003. There were no gains or losses on sales of securities during the second quarter of 2004, while during the comparable period of 2003 pre-tax securities gains were $6.5 million. Venture capital gains during the second quarter of 2004 were $2.0 million compared to a loss of $436 thousand in the second quarter of 2003.

Non-interest income for continuing operations in the six months ended June 30, 2004 totaled $50.2 million compared to $54.6 million for continuing operations in the prior comparable period in 2003. Pre-tax securities gains during the first six months of 2004 were $226 thousand, compared with $11.1 million in the first six months of 2003. Venture capital gains during the first six months of 2004 were $1.8 million, compared to a loss of $2.7 million in the comparable period in 2003.

Non-interest Expense

Non-interest expense for continuing operations in the 2004 second quarter was $100.6 million, compared to non-interest expense of $58.5 million for continuing operations in the year-ago quarter. Riggs’ second quarter 2004 expenses included a previously

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Page Three – Riggs Second Quarter 2004 Results

disclosed $25.0 million civil money penalty imposed by banking regulators for various BSA related matters, $7.2 million in incremental costs primarily related to the Company’s BSA compliance efforts, and $7.9 million of charges taken to realign the Company’s business strategy. The $7.9 million strategic realignment charge includes $7.1 million in an impairment charge taken on the corporate aircraft and the remainder in severance expenses.

Non-interest expense for continuing operations in the six months ended June 30, 2004 totaled $157.5 million, compared to non-interest expense of $114.8 million for continuing operations in the prior comparable period in 2003.

Capital Position

Riggs and Riggs Bank N.A. currently are classified as “well-capitalized” for purposes of federal banking regulations and have capital substantially above all regulatory capital requirements for such designation. The table below sets forth Riggs’ and Riggs Bank N.A.’s regulatory capital ratios as of June 30, 2004 and the regulatory capital requirements for “well capitalized” status:

			Regulatory Capital
			Requirements for
	Riggs	Riggs Bank N.A.	Well-Capitalized Status
Tier 1 Risk-Based	11.11%	10.07%	6.0%
Total Risk-Based	15.57%	10.71%	10.0%
Tier 1 Leverage	7.03%	6.47%	5.0%

The table below sets forth the amount of capital each of Riggs and Riggs Bank N.A. has in excess of the regulatory capital requirements for “well capitalized” status as of June 30, 2004:

	Riggs	Riggs Bank N.A.
Tier 1 Risk-Based	$211,506,000	$164,747,000
Total Risk-Based	$230,491,000	$28,762,000
Tier 1 Leverage	$132,751,000	$92,792,000

Non-performing Assets

Non-performing assets continued to be maintained at low levels. Non-performing assets were $1.1 million at June 30, 2004, compared to $4.5 million at June 30, 2003. Excluding assets held for sale at June 30, 2004, non-performing assets were $89 thousand. Total reserve for loan losses at June 30, 2004 was $25.8 million and the ratio of loan loss reserve to total loans was .84%.

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Page Four – Riggs Second Quarter 2004 Earnings

Embassy/International Update

Riggs also reported that following the ongoing review by its Board of Directors of the Company’s business strategy to focus its resources on domestic banking in the growing Washington, D.C. marketplace, Riggs will exit or sell its entire Embassy Banking business as soon as practicable. This decision is not a reflection on the risk profile or nature of its remaining embassy banking accounts; rather it ensures Riggs of the ability to concentrate its efforts on building and enhancing its competitiveness in the local marketplace. As previously reported, Riggs is already winding down its international business and those embassy banking accounts that did not meet the risk-related criteria adopted by its management and Board.

In addition, Riggs has sold a bank property in London and agreed to a Letter of Intent to sell the corporate aircraft formerly used in support of its international operations. The capital gain on the property is $2.5 million. The corporate aircraft is expected to sell for $28.3 million, with the transaction expected to be completed within the next 30 days.

Other Matters

Riggs also reported that it is subject to numerous investigations by, and inquiries from, various U.S. and foreign governmental agencies and authorities. Some of the investigations involve current or former employees of the Company. These investigations and inquiries, include, among other things, accounts maintained by Equatorial Guinea, Saudi Arabia and Augusto Pinochet and the Company’s anti-money laundering and BSA compliance. In connection with investigations regarding the Company’s Chief Risk Officer resulting from his formerly being the OCC examiner in charge of Riggs Bank, the Company has placed such officer on administrative leave. The Company is currently in the process of attempting to review these matters. It is not possible for the Company to predict the impact of these investigations, inquiries and matters.

Merger Agreement

As was announced on July 16, 2004, Riggs National Corporation and The PNC Financial Services Group Inc. (NYSE: PNC) signed a definitive agreement for PNC to acquire Riggs for $24.25 per common share, or approximately $774 million in stock and cash. PNC has indicated that it expects the transaction to close during the first quarter of 2005. The merger is subject to regulatory approvals and the approval of Riggs shareholders. As part of the merger agreement, Riggs has agreed to conform its dividend record and payment dates to those of PNC. Accordingly, the next dividend payment by Riggs, which is subject to regulatory approval, will be in October 2004.

* * *

Riggs National Corporation, the largest bank holding company headquartered in the nation’s capital, has 49 branches in the Washington, D.C. metropolitan area. Riggs commands the largest market share in the District of Columbia and specializes in banking and financial management products and services for individuals, nonprofit organizations, and businesses.

* * *

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Page Five – Riggs Second Quarter 2004 Earnings

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about potential regulatory actions, the anticipated cost savings and losses, efficiency gains, performance and customer service enhancements, the proposed transaction with PNC, and other effects of the initiatives described above. A variety of factors could cause the Company’s results and experiences to differ materially from those expressed or implied by the forward-looking statements, including the Company’s success in executing these strategies, its business generally and the actions of regulatory and governmental authorities. Additional factors that could affect the Company’s future earnings, operations, performance, development, growth, projections, and the proposed transaction with PNC, include, but are not limited to, the weakening of the economy, changes in credit quality or interest rates, the impact of competitive products, services and pricing, customer business requirements, loss of a significant customer, Congressional legislation, government investigations and regulatory actions, the timing of technology enhancements for products and operating systems, volatility of the venture capital portfolios, the collectability of loans and similar matters.

The PNC Financial Services Group, Inc. (“PNC”) and Riggs National Corporation (“Riggs”) will file a proxy statement/prospectus and other relevant documents concerning the merger with the United States Securities and Exchange Commission (the “SEC”). WE URGE INVESTORS TO READ THE PROXY STATEMENT/PROSPECTUS AND ANY OTHER DOCUMENTS TO BE FILED WITH THE SEC IN CONNECTION WITH THE MERGER OR INCORPORATED BY REFERENCE IN THE PROXY STATEMENT/PROSPECTUS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors will be able to obtain these documents free of charge at the SEC website (www.sec.gov). In addition, documents filed with the SEC by PNC will be available free of charge from Shareholder Services at (800) 982-7652. Documents filed with the SEC by Riggs will be available free of charge from Riggs’ Investor Relations Department at (202) 835-4309.

The directors, executive officers, and certain other members of management of Riggs may be soliciting proxies in favor of the merger from its shareholders. For information about these directors, executive officers, and members of management, shareholders are asked to refer to Riggs’ most recent annual meeting proxy statement, which is available on Riggs’ website (www.riggsbank.com) or using the contact information above.

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Page Six – Riggs Second Quarter 2004 Earnings

RIGGS NATIONAL CORPORATION
FINANCIAL HIGHLIGHTS (Unaudited)
(In thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2004	2003	2004	2003
EARNINGS:
Interest Income	$56,507	$58,875	$113,261	$120,738
Interest Expense	17,255	14,651	34,873	29,920

Net Interest Income	39,252	44,224	78,388	90,818
Provision for Loan Losses	—	815	—	2,215

Net Interest Income After Provision for Loan Losses	39,252	43,409	78,388	88,603
Noninterest Income Excluding Securities Gains, Net	25,665	22,730	49,944	43,495
Securities Gains, Net	—	6,507	226	11,134

Total Noninterest Income	25,665	29,237	50,170	54,629
Total Noninterest Expense	100,625	58,541	157,466	114,787

Income (Loss) from Continuing Operations Before Taxes and Minority Interest	(35,708)	14,105	(28,908)	28,445
Applicable Income Tax Expense (Benefit)	(5,476)	4,236	(3,825)	9,250
Minority Interest, Net of Taxes	1,031	3,544	1,774	7,075

Net Income (Loss)-Continuing Operations	$(31,263)	$6,325)	$(26,857)	$12,120

Loss from Discontinued Operations	(3,156)	(4,603)	(3,671)	(4,486)
Applicable Tax Benefit	(44)	(47)	(68)	(64)

Net Loss from Discontinued Operations	(3,112)	(4,556)	(3,603)	(4,422)

Net Income (Loss)	(34,375)	1,769	(30,460)	7,698

Basic Earnings (Loss) Per Share from Continuing Operations	$(1.07)	$.22	$(.93)	$.42
Diluted Earnings (Loss) Per Share from Continuing Operations	(1.07)	.22	(.93)	.42
Basic Earnings (Loss) Per Share	$(1.18)	$.06	$(1.05)	$.27
Diluted Earnings (Loss) Per Share	(1.18)	.06	(1.05)	.27
AVERAGES:
Total Assets	$6,582,322	$6,487,092	$6,411,952	$6,630,700
Total Earning Assets *	5,580,889	5,583,528	5,443,476	5,755,667
Total Loans, Net of Premium, Discount & Fees	3,106,269	2,939,424	3,105,141	2,933,878
Total Assets Held for Sale	369,745	335,285	371,812	316,121
Total Interest-Bearing Deposits	2,940,871	4,038,611	3,168,156	4,253,557
Total Noninterest-Bearing Deposits	1,257,677	536,870	936,248	538,323
Total Deposits	4,198,548	4,575,481	4,104,404	4,791,880
Total Interest-Bearing Liabilities	4,579,639	4,984,143	4,730,260	5,149,268
Total Liabilities Held for Sale	209,152	196,207	222,145	178,027
Total Stockholders’ Equity	357,480	392,870	368,288	392,609
OTHER FINANCIAL INFORMATION:
Venture Capital Investment Gain (Loss)	$2,009	$(436)	$1,841	$(2,658)
Net Interest Margin*	2.91%	3.26%	2.98%	3.27%
Return on Average Assets	(2.10)%	.11%	(.96)%	.23%
Return on Average Stockholders’ Equity	(38.68)%	1.81%	(16.63)%	3.95%
Common Shares Outstanding	29,175,564	28,536,418	29,175,564	28,536,418
Average Common Shares Outstanding	29,143,341	28,534,363	28,994,350	28,531,253
Average Diluted Shares Outstanding	29,143,341	28,993,180	28,994,350	28,980,860
Book Value Per Common Share Outstanding			$11.23	$13.74
Period End Stockholders’ Equity to Total Assets			4.86%	5.46%

*Tax-equivalent basis

Page Seven – Riggs Second Quarter 2004 Earnings

RIGGS NATIONAL CORPORATION
FINANCIAL HIGHLIGHTS (Unaudited)
(In thousands, except per share amounts)

	June 30,	June 30,
	2004	2003
PERIOD END:
Total Assets	$6,744,101	$7,178,990
Total Earning Assets **	5,815,987	6,482,410
Total Loans, Net of Premium, Discount & Fees	3,089,500	2,995,413
Total Assets Held for Sale	332,958	—
Total Goodwill	5,744	6,694
Total Interest-Bearing Deposits	3,126,878	4,803,912
Total Noninterest-Bearing Deposits	1,290,159	622,098
Total Deposits	4,417,037	5,426,010
Total Interest-Bearing Liabilities	4,770,471	5,759,863
Total Liabilities Held for Sale	166,742	—
Debt to Issuers of Trust Preferred Securities	360,808	360,808
Minority Interest***	72,634	248,584
Total Stockholders’ Equity	327,684	392,059
NONPERFORMING ASSETS AND PAST DUE LOANS:
Nonaccrual Loans	$1,093	$4,431
Renegotiated Loans	—	—
Other Real Estate Owned and Other Repossessed Assets, Net	4	85
Total Nonperforming Assets	$1,097	$4,516
Loans Past Due 90 Days or More	$9,004	$9,513
Potential Problem Loans	$1,578	$913
Nonaccrual Loans to Total Loans	.04%	0.15%
Nonperforming Assets to Total Loans and Repossessed Assets Owned, Net	.04%	0.15%
Nonperforming Assets to Total Assets	.02%	0.06%
RESERVE FOR LOAN LOSSES:
Reserve for Loan Losses	$25,801	$26,385
Reserve for Loan Losses to Total Loans****	0.84%	0.88%
Reserve for Loan Losses to Nonaccrual and Renegotiated Loans	2,360.57%	595.46%
Net Charge-Offs for the Three Months	$436	$336
Net Charge-Offs to Average Loans for the Three Months	0.01%	0.01%
Net Charge-Offs for the Six Months	$982	1,371
Net Charge-Offs to Average Loans for the Six Months	0.03%	0.05%
CAPITAL RATIOS:
RIGGS NATIONAL CORPORATION:
Tier 1 Capital to Risk-Weighted Assets	11.11%	13.24%
Combined Tier 1 & Tier 2 Capital to Risk-Weighted Assets	15.57	18.85
Leverage	7.03	7.82
RIGGS BANK N.A.:
Tier 1 Capital to Risk-Weighted Assets	10.07%	12.10%
Combined Tier 1 & Tier 2 Capital to Risk-Weighted Assets	10.71	12.82
Leverage	6.47	7.21

**	Excludes venture capital investments

***	At June 30, 2004, Riggs Capital Il, an entity that holds some of our trust preferred securities, has been deconsolidated in accordance with FIN 46.

****	excludes loans held for sale

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